BEFORE THE NEW MEXICO PUBLIC REGULATION COMMISSION

IN THE MATTER OF THE APPLICATION OF EL PASO ELECTRIC COMPANY FOR CHANGES TO ITS RATES AND CHARGES PURSUANT TO NMPRC RULE 530 AND RULE 550,

EL PASO ELECTRIC COMPANY,

Applicant.
Utility Case No. 3606

FINAL ORDER

THIS MATTER comes before the New Mexico Public Regulation Commission (“Commission” or “NMPRC”) upon the Certification of Stipulation issued by Hearing Examiner Michael Barlow in this matter on October 23, 2001, and upon the Stipulation filed on June 6, 2001 , by El Paso Electric Company (“EPE”), the Attorney General of New Mexico (“AG”) the New Mexico Industrial Energy Consumers (“NMIEC”), the Department of Defense and the New Mexico Public Regulation Commission Utility Division Staff. The Commission, having considered the Stipulation and the record in this case and being fully apprised in the premises, adopts the following as its Order.

Statement of the Case

We accept and adopt the Hearing Examiner’s Statement of the Case as of the time he issued his Certification of Stipulation. Exceptions to his Certification were filed on November l, 2001. by the Attorney General and on November 2, 2001, by EPE and NMJEC.

Discussion

We accept and adopt the Hearing Examiner’s Discussion except as inconsistent with, supplemented or modified by this Order The Stipulation reinstates a Fuel arid Purchased Power Cost Adjustment Clause (“FPPCAC”) for a two-year period and freezes EPE’s base rates for the same period. The two-year FPPCAC is subject to adjustment every six months and is subject to reconciliation at the end of the two-year period. Also, at the end of the two-year period, the FPPCAC fixed factor will end and be replaced with a fixed amount equal to the average fuel cost during the previous six months, and will continue through the pendency of EPE’s general rate case that must be filed at the end of the two-year period.

Paragraph 4(D) of the Stipulation provides that “fuel and purchased power collections following the two-year period, during the pendency of the rate case proceeding, shall not be subject to reconciliation.” Because the Hearing Examiner found that reconciliation for over-and under-collections is an important component of the FPPCAC process, he recommended that the Commission should reject the final sentence of paragraph 4(D) and require EPE to file with its rate case its proposal for the reconciliation process and that the matter of reconciliation should be “reserved for a determination in the rate case.” Certification of Stipulation, p. 14.

In its Exceptions EPE pointed out that its witness, Mr. Hedrick, testified that terminating the fuel clause and eliminating reconciliation after the two-year period was the product of negotiations and reflected the desire of parties who wanted a situation where you basically just have base rates and no adjustable fuel factor. Staff Witness Potturi testified in support of Paragraph 4(D), stating that the non-reconciliation fixed fuel factor established at the end of the two-year period was reasonable and appropriate. Mr. Poturri testified that the risk of over or under recovery was relatively small and applied equally to EPE and ratepayers.

In their Exceptions, NMIEC and the AG took the same position as EPE that the Commission should disapprove the portion of the Certification of Stipulation which deletes the last sentence of Paragraph 4(D) of the Stipulation, and adopt and approve the Stipulation as submitted by the Signatories.

Final Order
Utility Case No. 3606

EPE and NMIEC stated that it is in the public interest to adopt the Stipulation without modification because the Stipulation provides specific benefits to EPE’s customers. NMIEC also points out that there is no record in this Case to modify the Stipulation and that doing so would expose customers “to a likely 9 additional months of fuel cost risk.” NMIBC Exceptions, p.2.

We find the Exceptions filed by the parties unconvincing. Accordingly, we accept the Hearing Examiner’s Certification as he proposed. The Stipulation is approved and the last sentence of paragraph 4(D) is deleted as recommended by the Hearing Examiner.

THE COMMISSION FINDS AND CONCLUDES:

1.    The Certification of Stipulation of the Hearing Examiner, attached to this Order as Exhibit I , and the Stipulation attached to the Certification as Attachment A, and all findings and conclusions contained in either, whether or not numbered, are ADOPTED, APPROVED and ACCEPTED as Findings and Conclusions of the Commission.

2.    The Stipulation is just, reasonable and not inconsistent with the public interest and should be approved, as provided in this Order.

IT IS THEREFORE ORDERED:

A.    The Orders recommended by the Hearing Examiner as set forth in the Certification of Stipulation attached hereto as Exhibit 1 are incorporated by reference as if fully set forth herein and are hereby ADOPTED, APPROVED and ACCEPTED as Orders of the Commission.

B.    This Order is effective immediately.

Final Order
Utility Case No. 3606

C.    A copy of this Order shall be served upon Commission Staff and all parties to this case or their counsel.

D.    This Docket is closed.

ISSUED under the Seal of the Commission at Santa Fe, New Mexico this 8th day of January, 2002.

[SEAL]

OPPOSED /s/ TONY SCHAEFER
TONY SCHAEFER, CHAIRMAN

/s/ LYNDA M. LOVEJOY
LYNDA M. LOVEJOY, VICE CHAIRWOMAN

/s/ HERB H. HUGHES
HERB H. HUGHES, COMMISSIONER

/s/ RORY MCMINN
RORY McMINN, COMMISSIONER

EXCUSED
JEROME D. BLOCK, COMMISSIONER

Final Order
Utility Case No. 3606

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